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                                                Filed pursuant to Rule 424(b)(3)
                                                   Registration Number 333-45915


PROSPECTUS SUPPLEMENT NO. 1
(to Prospectus Dated July 7, 1998)


                         GLOBAL TELESYSTEMS GROUP, INC.

                               U.S. $144,787,000
              8.75% SENIOR SUBORDINATED CONVERTIBLE BONDS DUE 2000
                        7,239,350 SHARES OF COMMON STOCK


         This Prospectus Supplement (this "Supplement") amends and supplements certain information contained in the Prospectus, dated July 7, 1998 (as amended by this Supplement, the "Prospectus"), relating to the potential sale from time to time of up to an $144,787,000 aggregate principal amount of 8.75% Senior Subordinated Convertible Bonds due 2000 (the "Bonds") of Global TeleSystems Group, Inc. (the "Company") and the Common Stock issuable upon conversion thereof by the Selling Holders. This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendment or supplements thereto. The Prospectus is hereby amended by the terms of this Supplement and the matters addressed herein supersede any contrary statements contained in the Prospectus. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Prospectus.

         Unless otherwise noted, all information provided in this Supplement is as of July 14, 1998.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 14, 1998



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         The table set forth in the Prospectus under the caption "Selling
Holders" shall be deleted in its entirety and replaced with the following:


                                                      Principal                                    Percentage
                                                      Amount of                    Shares of       of Common
                                                      Bonds Held     Percentage      Common          Stock
                                                     Prior to the     of Bonds     Stock That     Outstanding
                                                    Offering That       Out-         May Be        After the
          Selling Holder                             May Be Sold     standing(1)     Sold(2)      Offering(3)
          --------------                             -----------     -----------     -------      -----------
 1.  Halcyon Distressed Securities, L.P. (4) . .     $1,940,000            1.3%       97,000            *
 2.  Halcyon Special Situations, L.P. (4)  . . .        222,000            *          11,100            *
 3.  Halcyon Private Paper, L.P. (4) . . . . . .        438,000            *          21,900            *
 4.  Halcyon SFMT 1994, L.P. (4) . . . . . . . .        200,000            *          10,000            *
 5.  Halcyon SFMT 1994 II, L.P. (4)  . . . . . .        100,000            *           5,000            *
 6.  John M. Bader (4) . . . . . . . . . . . . .         87,000            *           4,350            *
 7.  Kevah Konner (4)  . . . . . . . . . . . . .         20,000            *           1,000            *
 8.  Alexandra Global Investment Fund I, Ltd.(5)     18,655,000           12.9       932,750            1.7%
 9.  Aristeia International Limited  . . . . . .        750,000            *          37,500            *
 10.  Banque Cantonale Vaudoise  . . . . . . . .        300,000            *          15,000            *
 11.  Cassa Di Risparmio Di Firenze Spa (6)  . .      2,735,000            1.9       136,750            *
 12.  CFW-C, L.P.  . . . . . . . . . . . . . . .      3,300,000            2.3       165,000            *
 13.  Credit Suisse First Boston Corporation (7)      1,870,000            1.3        93,500            *
 14.  Daiwa Europe Ltd. (8)  . . . . . . . . . .      3,025,000            2.1       151,250            *
 15.  Deutsche Morgan Grenfell Inc.(7) . . . . .        250,000            *          12,500            *
 16.  Donaldson, Lufkin & Jenrette Securities
         Corporation (7) . . . . . . . . . . . .      4,625,000            3.2       231,250            *
 17.  Goldman, Sachs & Co. (7) . . . . . . . . .      5,300,000            3.7       265,000            *
 18.  Global Bermuda Limited Partnership . . . .      8,300,000            5.7       415,000            *
 19.  Highbridge International LLC . . . . . . .      3,500,000            2.4       175,000            *
 20.  KA Management  . . . . . . . . . . . . . .      2,663,239            1.8       133,162            *
 21.  KA Trading . . . . . . . . . . . . . . . .      1,311,761            *          65,588            *
 22.  Lakeshore International, Ltd.  . . . . . .      2,915,000            2.0       145,750            *
 23.  Merrill Lynch International Limited (7)  .     10,855,000            7.5       542,750            1.0
 24.  Oz Master Fund, Ltd. . . . . . . . . . . .      3,500,000            2.4       175,000            *
 25.  Palladin Overseas Fund Limited . . . . . .        500,000            *          25,000            *
 26.  Ponderosa Value Partners, L.P. (9) . . . .        200,000            *          10,000            *
 27.  Sage Capital . . . . . . . . . . . . . . .        100,000            *           5,000            *
 28.  Salomon Brothers Capital Structure
      Arbitrage Fund - LT  . . . . . . . . . . .        300,000            *          15,000            *
 29.  Salomon Brothers Diversified Arbitrage
      Strategies Fund  . . . . . . . . . . . . .      1,150,000            *          57,500            *
 30.  Salomon Brothers Equity Arbitrage Finance
      Limited I  . . . . . . . . . . . . . . . .        550,000            *          27,500            *
 31.  Santander Merchant Bank, Ltd.  . . . . . .        600,000            *          30,000            *
 32.  SBC Warburg Dillon Read Inc. (7) . . . . .        650,000            *          32,500            *
 33.  The American High Income Trust . . . . . .      7,500,000            5.2       375,000            *
 34.  The Bond Fund of America, Inc. . . . . . .      7,500,000            5.2       375,000            *

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
 35.  The Gleneagles Fund Company  . . . . . . .        500,000            *          25,000            *
 36.  Tribeca Investments L.L.C. . . . . . . . .      5,110,000            3.5       255,500            *
 37.  Ziff Asset Management, L.P.  . . . . . . .     10,000,000            6.9       500,000            *
 38.  Unnamed holders of Bonds or any future
      transferees, pledgees, donees or
      successors of   or from any such unnamed
      holders (10) . . . . . . . . . . . . . . .    $33,265,000           23.0%    1,663,250            2.9%

___________________
*    Less than 1%.

(1) The information set forth in this column is based upon $144,787,000 aggregate principal amount of Bonds originally issued.
(2) Assumes conversion of the full amount of Bonds held by such Holder at the conversion rate of $20 in principal amount of Bonds per share of Common Stock. The conversion rate and the number of shares of Common Stock issuable upon conversion of the Bonds is subject to adjustment under certain circumstances. See "Description of the Bonds - Conversion." Accordingly, the number of shares of Common Stock issuable upon conversion of the Bonds may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Bonds; cash will be paid in lieu of fractional shares, if any.
(3) Based upon 54,841,140 shares of Common Stock outstanding, as adjusted to give effect to the Offerings, as of March 31, 1998, treating as outstanding the total number of shares of Common Stock shown as being issuable upon the assumed conversion by the named Selling Holder of the full amount of such Selling Holder's Bonds but not assuming the conversion of the Bonds of any other Selling Holder.
(4) Halcyon Distressed Securities, L.P., Halcyon Special Situations, L.P., Halcyon Private Paper, L.P., Halcyon SFMT 1994, L.P. and Halcyon SFMT 1994 II, L.P. (the "Halcyon Partnerships") are all managed by Halcyon/Alan B. Slifka Management Company LLC, of which Alan B. Slifka, the Chairman of the Board of Directors of GTS, is the Managing Principal. Kevah Konner and John M. Bader are Principals of Halcyon/Alan B. Slifka Management Company LLC. Alan B. Slifka and affiliates beneficially owned 5,564,325 shares of Common Stock, representing 10.6% of the outstanding shares of Common Stock and warrants to purchase Common Stock prior to the Stock Offerings. See "Principal Stockholders." Such number of shares of Common Stock includes 2,514,284 shares of Common Stock owned by Mr. Slifka, 49,500 shares of Common Stock held in trust for a minor child and options to purchase 225,000 shares of Common Stock; 2,563,041 shares of Common Stock owned by the Halcyon Partnerships and over which Mr. Slifka disclaims beneficial ownership; 67,500 shares of Common Stock held by GTS 1995 Partners, LP; and 145,000 shares of Common Stock issuable upon the conversion of Convertible Bonds held by various Halcyon Partnerships which are managed by Halcyon/Alan B. Slifka Management Company LLC, over which Mr. Slifka disclaims beneficial ownership. Furthermore, the Company has agreed to register all of the Common Stock owned by such holders, other than the Conversion Shares registered hereby and shares sold in the Stock Offerings, pursuant to a shelf registration statement in consideration of the undertaking by Mr. Slifka and certain funds and partnerships affiliated with him not to sell such shares thereunder for specified periods of time after the consummation of the Stock Offerings. Certain limited partners of partnerships affiliated with Alan B. Slifka and currently in dissolution may, upon advance notice to the Company, withdraw some or all of their shares of Common Stock from registration under the shelf registration statement and from the Restrictions. The number of shares of Common Stock subject to this withdrawal may not exceed the total of 726,953 shares of Common Stock minus the number of shares sold by such members in the Stock Offerings. See "Shares Eligible for Future Sale."
(5) This Selling Holder has already converted aggregate principal amount of Bonds equal to $5,155,000 into Conversion Shares, leaving a remaining aggregate principal amount of Bonds of $13,500,000.

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(6)  This Selling Holder has already converted aggregate principal amount of
     Bonds equal to $2,735,000 into Conversion Shares.
(7) Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), Deutsche Morgan Grenfell, Inc. and Merrill Lynch, Pierce, Fenner and Smith Incorporated ("Merrill Lynch") acted as Managers in the Original Offering, pursuant to a Subscription Agreement dated July 9, 1997. DLJ was also an Initial Purchaser of HER Notes. DLJ, Merrill Lynch, Credit Suisse First Boston Corporation, Goldman Sachs & Co. and SBC Warburg Dillon Read Inc., among others, acted as underwriters in the IPO, and DLJ and Merrill Lynch acted as underwriters in the Company's offering of its 9 7/8% Notes. In addition, DLJ, Merrill Lynch and Goldman, Sachs & Co., among others, are acting as underwriters in the Offerings. Each of the entities named above or their affiliates have provided, and may provide in the future, investment banking services to the Company, for which they received, or will receive, customary fees. Deutsche Morgan Grenfell, Inc. may also perform lending or other credit services to the Company, for which they will receive customary fees. Merrill Lynch International Limited has already converted aggregate principal amount of Bonds equal to $9,805,000 into Conversion Shares, leaving a remaining aggregate principal amount of Bonds of $1,050,000.
(8) This Selling Holder has already converted aggregate principal amount of Bonds equal to $3,025,000 into Conversion Shares.
(9) An affiliate of this holder acted as a consultant to the Company in connection with the Original Offering, the IPO and the offering of HER Notes.
(10) Assumes that the unnamed holders of the Bonds or any future transferees, pledgees, donees or successors of or from any such unnamed holders do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Bonds at the conversion rate of $20. No such unnamed holder may offer Bonds pursuant to this Prospectus until such unnamed holder is included as a Selling Holder in a supplement to this Prospectus in accordance with the Registration Rights Agreement.